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                                                                    EXHIBIT 10.9

(DOVER CORPORATION LOGO)

DATE: ________, 2006

TO: [insert Name]
    [insert Business Unit]

FROM: ____________________

SUBJ: SSAR AND CASH PERFORMANCE AWARD

We are pleased to inform you that the Compensation Committee of Dover Corporation ("DOVER") has granted you a stock appreciation right settled upon exercise by the issuance of shares of Dover stock ("SSARs") and a cash performance program award under the terms of the Dover Corporation 2005 Equity and Cash Incentive Plan (the "PLAN"). Congratulations!

Grants are made only to key officers and employees who are in a position to materially affect the profitability and growth of their organizations. Grants are given to those recognized as key to their operations, but the actual reward can only be earned in the future, as Dover stock appreciates and your business performs well.

                                      SSAR

Here are the details for your SSAR grant:

          Number of shares of Dover Common Stock - [_______]
          SSAR base price per share - $[_______]
          Date of Grant - [_______]

Your SSAR is subject to all of the terms and provisions of the Plan (other than those terms and provisions contained in Parts C or D thereof or that otherwise relate solely to restricted stock or the cash performance program), which terms and provisions are expressly incorporated into and made a part of your SSAR as if set forth in full herein. A copy of the Plan is included with this award agreement. In addition, your SSAR is subject to the following:

     1. Your SSAR shall expire on the tenth anniversary of the Date of Grant (the "EXPIRATION DATE"), subject to earlier termination as provided in the Plan. It is your responsibility to keep track of your SSAR grants and to ensure that you exercise your SSARs before they expire. Dover does not intend to remind or notify you that your SSAR is nearing its expiration date.

     2. Subject to the other provisions of the Plan regarding the exercisability of SSARs granted thereunder, including without limitation Paragraphs 11 through 15 thereof, your SSAR may be exercised, in whole or in part (but not with respect to fewer than 500 shares) to receive full shares of Dover Common Stock, at any time commencing on the third anniversary of the Date of Grant (or, if earlier, the occurrence of a change in control as defined in Paragraph 35 of

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the Plan), and on or prior to the Expiration Date by giving written notice to
Dover of the number of SSARs being exercised. No payment is required to exercise SSARs.

     Upon exercise of your SSAR, you will be entitled to receive from Dover that number of whole shares of Dover stock equal in value, on the date of exercise of the SSAR, to the excess of (A) the value of a share of Dover stock on the date of exercise of the SSAR multiplied by the number of SSARs being exercised over
(B) the sum of (i) the base price of the SSAR being exercised multiplied by the number of SSARs being exercised, plus (ii) unless the holder elects to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be disregarded.

     3. As provided in Paragraph 32 of the Plan, at the time you exercise your SSAR, in whole or in part, or at any time thereafter as requested by Dover, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision as directed by Dover, for any sums required to satisfy the minimum federal, state, local and foreign tax withholding obligations of Dover or any of its affiliates, if any, which arise in connection with the exercise of your SSAR. Dover may, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, withhold such taxes from fully vested shares of Dover Common Stock otherwise issuable to you upon the exercise of your SSAR.

     4. Your SSAR is not transferable by you other than by will or the laws of descent and distribution.

                         CASH PERFORMANCE PROGRAM AWARD

Here are the details for your cash performance program award.

          Your business unit is [_______]
          The base year is [_______]
          The performance period is the three-year period commencing [_______] Your performance grant at the 100% level is [US$]. The actual cash distribution will be derived from the Cash Performance Award Matrix attached hereto.

Your cash performance program award is subject to all the terms and provisions of the Plan (other than those terms and provisions contained in Part B or C thereof or that otherwise relate solely to stock options or restricted stock), which terms and conditions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan is included with this award agreement. In addition, your award is subject to the following:

     1. Within 90 days following the end of the performance period, Dover will pay you a cash performance payment if your Business Unit has reached certain performance targets, as more fully described below, and the other conditions of your award are satisfied.

          If your Business Unit's average annual percentage rate of growth in earnings during the performance period (determined by applying the Implicit Price Deflator for Gross Domestic Product, as calculated by the U.S. Commerce Department, or other applicable service, as may be appropriate for Business Units based outside the U.S., to nominal earnings) over base year earnings is not less than 0% and if your Business Unit's average return on capital employed is not less than 10%, you will be entitled to receive your cash performance payment as derived from the attached Cash Performance Award Matrix, on a sliding grid scale with interpolations to the nearest 1/10 of 1% between the percentage points with respect to earnings and return on total capital employed. The base year earnings (from which earnings growth is measured) for each Business Unit shall be not less than an amount equal to a 10% return on capital employed by such Business Unit during the base year.



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     2. For purposes of the New York Corporate Office Business Unit, earnings shall mean Dover's consolidated fully diluted earnings per share after taxes and after the cost of this Plan. For purposes of any other Business Unit, earnings shall mean before-tax earnings of that particular Business Unit after its applicable share of the cost of the Plan, but excluding gains and losses from the disposition of businesses. For all Business Units, extraordinary gains shall be excluded from earnings. Extraordinary gains shall be determined under generally accepted accounting principles and shall apply only to material items and transactions that are distinguished both by their unusual nature and by the infrequency of their occurrence.

     3. For purposes of New York Corporate Office Business Unit participants, average return on capital means the average annual consolidated net earnings of Dover after the cost of the Plan, but before extraordinary gains, during the performance period, divided by the average sum of the stockholders' equity at the beginning and end of each calendar quarter during the performance period. For purposes of participants at any other Business Unit, return on capital shall be computed in the manner indicated in Dover's Accounting Manual as amended from time to time.

     4. The aggregate maximum cash payout for each Business Unit shall not exceed 30% of its annual earnings increase over the performance period. In no event will your cash performance payment exceed US$2 million (or the equivalent amount in local currency) as provided in Paragraph 26 of the Plan.

     5. The following rules will apply if you are transferred from one Business Unit (the "TRANSFEROR BUSINESS UNIT") in the Dover Controlled Group to another Business Unit (the "TRANSFEREE BUSINESS UNIT") in such group during the performance period. The term "DOVER CONTROLLED GROUP" means Dover and its subsidiaries and divisions.

          (a) If the transfer occurs during the third year of the performance period, your cash performance payment, if any, shall be based on the performance of the Transferor Business Unit.

          (b) If the transfer occurs during the first two years of the performance period, your cash performance payment, if any, shall be based on the performance of the Transferor Business Unit or the Transferee Business Unit, whichever you choose, provided that, if you have chosen to have the payout of any other Cash Performance Program award based on the performance of the Transferee Business Unit, then the payout of this award, if any, shall also be based on the performance of the Transferee Business Unit.

          (c) In both (a) and (b) above, your cash performance payment, if any, will be based upon the original performance grant dollar amount.

     6. The following rules will apply in the event of a change of control (as defined in Paragraph 35 of the Plan) of Dover.

          (a) The performance period will end on the last day of the month prior to the month in which the change of control occurs.


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          (b) The cash performance payment, if any, to which you will be entitled will be equal to the cash performance payment, as determined under the provisions of the Plan and as set forth herein (but without regard to this subparagraph 6 (b)), multiplied by a fraction, the numerator of which is the number of months in the performance period as shortened by subparagraph 6(a) and the denominator of which is 36.

          (c) Any cash performance payment to which you are entitled will be made promptly, but, except to the extent required by Section 409A of the Code to avoid any penalties on you, in no event more than five days after the change of control.

                                    * * * * *

The SSAR and cash performance program awards made to you do not confer any benefits, rights or privileges on you other than those explicitly set forth in the Plan or this award agreement. By accepting this award, you agree that any benefits that you may realize under the Plan shall not be treated as wages, salary or any other form of remuneration in the event of severance, redundancy, or resignation, or for purposes of calculating any pension, benefits or other remuneration to which you may become entitled. You also acknowledge that benefits provided under the Plan are ex gratia and entirely at the discretion of Dover and your employer. Dover and your employer reserve the right to amend, modify or terminate the Plan at any time in their discretion without notice. By accepting this award, you consent to the transfer of any information relating to your participation in the Plan to Dover and its affiliates.

In consideration of the benefits conferred on you by this instrument, as well as your continued employment by Dover Corporation or one or more of its affiliates, you expressly recognize the obligations you may have under Paragraph 36 (Non-compete) of the Plan with respect to all your SSARs and cash performance program awards under the Plan.

You expressly acknowledge that neither Dover nor any of its affiliates shall be responsible for, or have any liability to you or any other person with respect to, any taxes or penalties which may be imposed on you in connection with any SSAR or cash performance program awards granted under the Plan, in the event that such award becomes subject to Section 409A of the Code and the regulations promulgated thereunder.

If and to the extent required by Section 409A of the Code to avoid any penalties on you, any "payments" (within the meaning of such Section) to you hereunder after termination of your employment may be distributed on the later of (i) the dates specified in this award agreement or any other agreement with Dover, and
(ii) six (6) months after the date your employment with Dover or any of its affiliates terminates.

Please acknowledge receipt of a copy of the Plan and your agreement to the terms and conditions set forth herein and therein by signing and returning one copy of this award agreement, whereupon your SSAR and cash performance program award will become a binding agreement between you and Dover Corporation. The other copy is for your files.


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Employee                                [insert Title]


                                        For Dover
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Date


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